FORM 4

[  ] Check this box if no                  ------------------------------------
     longer subject to                                 OMB APPROVAL
     Section 16. Form 4 or                 ------------------------------------
     Form 5 obligations may                 OMB Number:               3235-0287
     continue. See Instruction 1(b)         Expires:           January 31, 2005
                                            Estimated average burden
                                            hours per response              0.5
                                            ------------------------------------


                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP


Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility Holding Company Act of 1935 or Section 30(h) of the Investment Company Act of 1940

(Print or Type Responses)
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1. Name and Address of Reporting Person*

Palma                           Frank
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(Last)                          (First)                         (MI)
c/o Frank Palma & Associates
17 Beechwood Lane
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(Street)

Kinnelon                             NJ                       07405
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(City)                             (State)                    (Zip)

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 2. Issuer Name and Ticker or Trading Symbol

    Stonepath Group, Inc. (STG)
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 3. I.R.S. Identification Number
    of Reporting Person, if an entity (Voluntary)
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 4. Statement for Month/Day/Year       |  5. If Amendment, Date of
                                       |     Original (Month/Day/Year)
    November 5, 2002                   |
                                       |
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 6. Relationship of Reporting Person(s) to Issuer (Check all applicable)

        [X]  Director                    [ ]  10% Owner

        [ ]  Officer                     [ ]  Other (specify below)
             (give title below)

             -------------------------------------------------------

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7. Individual or Joint/Group Filing (Check Applicable Line)

        ___X___ Form filed by One Reporting Person
        _______ Form filed by More than One Reporting Person
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

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TABLE I - Non-Derivative Securities Acquired, Disposed of,
          or Beneficially Owned
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
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1. Title of Security             |  2. Trans-   | 2A.        | 3. Transaction Code     | 4. Securities Acquired (A) or
   (Instr. 3)                    |     action   | Deemed     |    (Instr. 8)           |    Disposed of (D)
                                 |     Date     | Execution  |                         |    (Instr. 3, 4 and 5)
                                 |     (Month/  | Date, if   |                         |
                                 |      Day/    | any        |                         |
                                 |      Year)   | (Month/    |                         |
                                 |              |  Day/      |                         |
                                 |              |  Year)     |                         |
                                 |              |            |                         |
                                 |              |            |                         |
                                 |              |            |                         |
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                                 |              |            |    Code   |     V       |     Amount     |  (A)or  |    Price
                                 |              |            |           |             |                |   (D)   |
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                                 |              |            |           |             |                |         |
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                                 |              |            |           |             |                |         |
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                                 |              |            |           |             |                |         |
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                                 |              |            |           |             |                |         |
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                                 |              |            |           |             |                |         |
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                                 |              |            |           |             |                |         |
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                                 |              |            |           |             |                |         |
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                                 |              |            |           |             |                |         |
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                                 |              |            |           |             |                |         |
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                                 |              |            |           |             |                |         |
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                                 |              |            |           |             |                |         |
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                                 |              |            |           |             |                |         |
===================================================================================================================================

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1. Title of Security             | 5. Amount of Securities   | 6. Ownership Form:      | 7. Nature of Indirect Beneficial
   (Instr. 3)                    |    Beneficially Owned     |    Direct (D) or        |    Ownership (Instr. 4)
                                 |    Following Reported     |    Indirect (I)         |
                                 |    Transaction(s)         |                         |
                                 |    (Instr. 3 and 4)       |    (Instr. 4)           |
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                                 |                           |                         |
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                                 |                           |                         |
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                                 |                           |                         |
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                                 |                           |                         |
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                                 |                           |                         |
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                                 |                           |                         |
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                                 |                           |                         |
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                                 |                           |                         |
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                                 |                           |                         |
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                                 |                           |                         |
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                                 |                           |                         |
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                                 |                           |                         |
===================================================================================================================================

Reminder:  Report on a separate line for each class of securities beneficially owned directly or indirectly.

* If the form is filed by more than one reporting person, see Instruction
  4(b)(v).

Persons who respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

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TABLE II - Derivative Securities Acquired, Disposed of, or Beneficially Owned
           (e.g., puts, calls, warrants, options, convertible securities)
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
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1. Title of Derivative   | 2. Conversion or    | 3. Transaction Date | 3A. Deemed     | 4. Transaction | 5. Number of Derivative
   Security (Instr. 3)   |    Exercise Price   |    (Month/Day/Year) |     Execution  |    Code (Instr.|    Securities Acquired
                         |    of Derivative    |                     |     Date, if   |    8)          |    (A) or Disposed of
                         |    Security         |                     |     any        |                |    (D) (Instr. 3, 4 and 5)
                         |                     |                     |     (Month/    |                |
                         |                     |                     |      Day/Year) |                |
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                         |                     |                     |                | Code   |   V   |     (A)     |    (D)
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Options granted under the|     $1.45           |     11/5/02         |                |   A    |       |    15,000   |
Stonepath Group, Inc.    |                     |                     |                |        |       |             |
Amended and Restated 2000|                     |                     |                |        |       |             |
Stock Incentive Plan     |                     |                     |                |        |       |             |
                         |                     |                     |                |        |       |             |
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                         |                     |                     |                |        |       |             |
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                         |                     |                     |                |        |       |             |
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                         |                     |                     |                |        |       |             |
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                         |                     |                     |                |        |       |             |
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                         |                     |                     |                |        |       |             |
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                         |                     |                     |                |        |       |             |
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                         |                     |                     |                |        |       |             |
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                         |                     |                     |                |        |       |             |
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                         |                     |                     |                |        |       |             |
===================================================================================================================================

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1. Title of Derivative Security  | 6. Date Exercisable and      | 7. Title and Amount of Underlying    | 8. Price of  Derivative
   (Instr. 3)                    |    Expiration Date           |    Securities (Instr. 3 and 4)       |    Security (Instr. 5)
                                 |    (Month/Day/Year)          |                                      |
                                 |                              |                                      |
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                                 | Date          | Expiration   |     Title      |   Amount or Number  |
                                 | Exercisable   | Date         |                |   of Shares         |
                                 |               |              |                |                     |
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Options granted under the        |     (1)       | 11/5/12      | Common Stock   |   15,000            |
Stonepath Group, Inc.            |               |              |                |                     |
Amended and Restated 2000        |               |              |                |                     |
Stock Incentive Plan             |               |              |                |                     |
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                                 |               |              |                |                     |
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                                 |               |              |                |                     |
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                                 |               |              |                |                     |
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                                 |               |              |                |                     |
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                                 |               |              |                |                     |
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                                 |               |              |                |                     |
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                                 |               |              |                |                     |
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                                 |               |              |                |                     |
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                                 |               |              |                |                     |
===================================================================================================================================

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1. Title of Derivative Security  | 9. Number of Derivative       | 10. Ownership Form of Derivative     | 11. Nature of Indirect
   (Instr. 3)                    |    Securities Beneficially    |     Security: Direct (D) or          |     Beneficial Ownership
                                 |    Owned Following Reported   |     Indirect (I) (Instr. 4)          |     (Instr. 4)
                                 |    Transaction(s) (Instr. 4)  |                                      |
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Options granted under the        |       15,000(2)               |       D                              |
Stonepath Group, Inc.            |                               |                                      |
Amended and Restated 2000        |                               |                                      |
Stock Incentive Plan             |                               |                                      |
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                                 |                               |                                      |
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                                 |                               |                                      |
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                                 |                               |                                      |
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                                 |                               |                                      |
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                                 |                               |                                      |
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                                 |                               |                                      |
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                                 |                               |                                      |
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                                 |                               |                                      |
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                                 |                               |                                      |
====================================================================================================================================

Explanation of Responses:

(1) Vesting shall occur as to 7,500 Options provided the Reporting Person continues to serve on the Company's Board of Directors through 11/5/03; and the remaining 7,500 Options shall vest provided the Reporting Person continues to serve on the Company's Board of Directors through 11/5/04.

(2) Does not include options to purchase 50,000 shares of the Company's Common Stock at an exercise price of $1.30 per share subject to annual vesting over a 2-year period commencing August 15, 2001.


/s/ Frank Palma                                        11/06/02
------------------------------------                   ---------------
 **Signature of Reporting Person                        Date


** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.
    See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).


Note: File three copies of this Form, one of which must be manually signed. If space is insufficient, see Instruction 6 for procedure.


Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.